Exhibit 99.i

GODFREY & KAHN, S.C.
Attorneys At Law
780 North Water Street
Milwaukee, Wisconsin 53202
Phone (414) 273-3500 Fax (414) 273-5198
www.gklaw.com

May 29, 2001

Strong Equity Funds II, Inc.
100 Heritage Reserve
Menomonee Falls, Wisconsin 53051

Re:	Strong Multi Cap Value Fund

Gentlemen:

       You have asked us to furnish you with this opinion in connection with the preparation of a Registration Statement on Form N-1A (Registration Nos. 2-99752; 811-4384) (the "Registration Statement") relating to the sale by you of an indefinite number of shares (the "Shares") of common stock, $.00001 par value of the Strong Multi Cap Value Fund (the "Fund"), a series of Strong Equity Funds II, Inc. (the "Company"), in the manner set forth in the Registration Statement (and the Prospectus of the Fund included therein).

       We have examined: (a) the Registration Statement (and the Prospectus of the Fund included therein), (b) the Company's Articles of Incorporation as amended to date, and By-Laws, (c) certain resolutions of the Company's Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

       Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Statutes.

       We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.